EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BARPOINT.COM, INC.

         BARPOINT.COM, INC. (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: The name of the corporation is BarPoint.com, Inc.

         SECOND: The certificate of incorporation was filed by the Department of State on December 19, 1995 under the name The Harmat Organization, Inc.

         THIRD: Article Fourth of the certificate of incorporation is hereby amended to increase the authorized shares of Common Stock of the corporation.

         FOURTH: To accomplish the foregoing amendment, Article Fourth of the certificate of incorporation relating to the capital of the corporation is hereby amended by striking out paragraph 1 of said Article thereof and by substituting in lieu of said paragraph, the following new paragraph:

         FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue is one hundred and five million (105,000,000), which are divided into one hundred million (100,000,000) shares of Common Stock of a par value of one mil per share and five million (5,000,000) shares of Preferred Stock of a par value of one mil per share.

         FIFTH: The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Executed on this 4th day of April, 2000.


                                                             /s/ John C. Macatee
                                                   -----------------------------
                                                  John  C.  Macatee,   President
                                                   and  Chief  Executive Officer


                                                                /s/ Jeffrey Sass
                                                   -----------------------------
                                                         Jeffrey Sass, Secretary